Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190196

PROSPECTUS SUPPLEMENT NO. 18
(To Prospectus dated September 18, 2013, as amended)
2,298,412 Shares

Tengion, Inc.

This Prospectus Supplement No. 18 supplements the prospectus dated September 18, 2013 (as supplemented or amended to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-190196). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 2,298,412 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On November 14, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 21 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2014

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 14, 2014, Tengion, Inc. (the “Company”) issued a press release providing clinical updates, financial results for the third quarter ended September 30, 2014 and an update on cash position.  A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished in this Item 2.02, including the Exhibit attached hereto, shall not be deemed "filed" for any purpose, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release issued November 14, 2014 providing Clinical Update and reporting Third Quarter 2014 Financial Results and Cash Position

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: November 14, 2014	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Press release issued November 14, 2014 providing Clinical Update and reporting Third Quarter 2014 Financial Results and Cash Position